UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 22, 2021

SYNNEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31892	94-2703333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44201 Nobel Drive, Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(510) 656-3333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SNX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On March 22, 2021, SYNNEX Corporation (“SYNNEX”), Spire Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of SYNNEX (“Merger Sub I”), Spire Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of SYNNEX (“Merger Sub II”), and Tiger Parent (AP) Corporation, a Delaware corporation (the “Company”), which is the parent corporation of Tech Data Corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub I will merge with and into the Company (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned subsidiary of SYNNEX (such surviving corporation, the “Surviving Corporation”), followed immediately by the merger of the Surviving Corporation with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of SYNNEX. The board of directors of SYNNEX, Merger Sub I, Merger Sub II and the Company, respectively, have unanimously approved the Merger Agreement and the Mergers.

Merger Consideration

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, at the effective time of the Initial Merger (the “Effective Time”), except as otherwise set forth in the Merger Agreement, all the issued and outstanding common shares, $0.01 par value, of the Company (the “Company Common Shares”) will be converted automatically into and thereafter represent only the right to receive (i) $1,610,000,000 in cash, in the aggregate (the “Aggregate Cash Consideration”) and (ii) 44,000,000 total shares of common stock, par value $0.001, of SYNNEX (“SYNNEX Stock”), plus cash in lieu of any fractional shares of SYNNEX Stock (the “Aggregate Stock Consideration”), in each case, without interest ((i) and (ii) together, the “Merger Consideration”). The Aggregate Stock Consideration is expected to be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, to an “accredited investor” as defined in Rule 506 of Regulation D promulgated by the U.S. Securities and Exchange Commission, without the use of any general solicitation or advertising to market or otherwise offer the securities for sale.

Certain Other Terms of the Merger Agreement

The Merger Agreement contains customary representations and warranties of the Company and SYNNEX relating to their respective businesses and public filings, in each case generally subject to materiality and “Material Adverse Effect” qualifiers. Additionally, the Merger Agreement provides for customary pre-closing covenants of SYNNEX and the Company, including a covenant for each to conduct its business in the ordinary course in all material respects and to refrain from taking certain specified actions without the other party’s consent. SYNNEX and the Company have also mutually agreed not to solicit proposals relating to alternative transactions or, subject to certain exceptions relating to SYNNEX’ receipt of unsolicited offers that may be deemed to be “Superior Proposals” (as defined in the Merger Agreement), enter into discussions concerning or provide information in connection with alternative transactions. Subject to certain exceptions, SYNNEX has agreed to recommend, in connection with the Merger Agreement, that SYNNEX’ stockholders adopt and approve (i) the issuance of the SYNNEX Stock to the Company (the “Share Issuance”), (ii) an amendment to SYNNEX’ Certificate of Incorporation to increase the authorized number of SYNNEX Stock by 100 million shares (the “Authorized Share Charter Amendment”), and (iii) an amendment to SYNNEX’ Certificate of Incorporation, pursuant to which SYNNEX shall waive the corporate opportunity doctrine with respect to its directors and certain other parties (the “Corporate Opportunity Charter Amendment”). SYNNEX’ board of directors is permitted to change its recommendation in response to a Superior Proposal or certain material intervening events.

Closing Conditions

Consummation of the Mergers is subject to various conditions, including, among others, (i) the approval of the Share Issuance by the holders of a majority of the stock of SYNNEX present or represented by proxy and entitled to vote thereon and (ii) the approval of the Authorized Share Charter Amendment by the vote of the holders of a majority of the stock of SYNNEX entitled to vote thereon (collectively, (i) and (ii) the “SYNNEX Stockholder Approval”), (ii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other similar antitrust laws, (iii) the approval of the listing on the New York Stock Exchange of the shares of SYNNEX Stock to be issued as consideration in the Initial Merger, (iv) the Company shall have caused one or more of its applicable affiliates to make an equity contribution to the Company of at least $500,000,000 in cash, in exchange for shares of Company Common Shares, and (v) SYNNEX and Tiger Parent Holdings, L.P., the sole shareholder of the Company entering into an Investor Rights Agreement at closing. A more detailed description of the Investor Rights Agreement is provided below, and form of the agreement is attached as an exhibit to the Merger Agreement. The obligation of each party to consummate the Mergers is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions), the other party having performed in all material respects its obligations under the Merger Agreement and the absence of a “Material Adverse Effect” (as defined in the Merger Agreement).

Governance

In connection with, and as a condition to, closing and the consummation of the Mergers, SYNNEX is required to enter into an Investor Rights Agreement with Tiger Parent Holdings, L.P., which is the sole shareholder of the Company (“Apollo”). The Investor Rights Agreement, the form of which is attached as an exhibit to the Merger Agreement, provides that following the closing, the board of directors of SYNNEX shall be comprised of 11 directors, and Apollo shall have the right to nominate a certain number of directors, depending on the percentage of the outstanding shares of SYNNEX Stock held by Apollo or certain of its affiliates. Specifically, Apollo shall have the right to nominate: (i) up to four directors, if it owns 30% or more of the outstanding shares of SYNNEX Stock, two of which must be independent directors, (ii) up to three directors, if it owns between 20% and 30% of the outstanding shares of SYNNEX Stock, one of which must be an independent director, (iii) up to two directors, if it owns between 10% and 20% of the outstanding shares of SYNNEX Stock, or (iv) up to one director, if it owns between 5% and 10% of the outstanding shares of SYNNEX Stock. Of the remaining directors, who are not nominated by Apollo, one director shall be the then-serving chief executive officer of SYNNEX, who will initially be Mr. Richard Hume, effective upon the consummation of the transaction contemplated by the Merger Agreement, and the other directors will be nominated in accordance with the provisions of SYNNEX’ bylaws and certificate of incorporation, provided that the members of the board of directors of SYNNEX, as of immediately prior to the Mergers, shall determine who shall remain on, or be appointed to, the board of directors following the Mergers to hold the director positions that are not nominated by Apollo. Under the Investor Rights Agreement, SYNNEX will provide Apollo with certain inspection and information rights and registration rights, and Apollo will agree to customary standstill provisions.

Termination Rights and Fees

The Merger Agreement also provides for certain termination rights of SYNNEX and the Company, including the right to terminate the Merger Agreement if the Mergers have not been consummated by December 22, 2021, which may be extended up to an additional six months to obtain any required regulatory approvals. Either party may terminate the Merger Agreement if the SYNNEX Stockholder Approval has not been obtained, or an order permanently restraining, enjoining, or otherwise prohibiting consummation of the Mergers becomes final and non-appealable. Additionally, the Company may terminate the Merger Agreement if SYNNEX’ board of directors changes its recommendation regarding the SYNNEX Stockholder Approval, or in the event SYNNEX willfully and materially breaches its obligations not to solicit proposals relating to alternative transactions; and SYNNEX may terminate the Merger Agreement to accept a Superior Proposal.

If the Merger Agreement is terminated (i) by SYNNEX prior to SYNNEX Stockholder Approval to enter into a definitive agreement relating to a Superior Proposal, or (ii) by the Company following a change in recommendation by SYNNEX’ board of directors regarding the SYNNEX Stockholder Approval or following a material, willful breach by SYNNEX of its non-solicitation obligations under the Merger Agreement, then SYNNEX shall be obligated to pay the Company a fee equal to $131,683,200 (the “Termination Fee”). Additionally, in the event that an alternative transaction is proposed by a third party to the board of directors or senior management of SYNNEX or publicly to SYNNEX’ stockholders and not withdrawn at least two business days prior to SYNNEX’ stockholder meeting, the Merger Agreement is thereafter terminated by the Company following a material uncured breach by SYNNEX or by the Company or SYNNEX as a result of the SYNNEX Stockholder Approval not having been obtained at the SYNNEX stockholder meeting, and after such termination SYNNEX enters into an agreement regarding an alternative transaction within the following 12 months, and actually consummates such alternative transaction, SYNNEX will pay the Company a fee equal to (i) $131,683,200 if SYNNEX consummates or enters into a definitive agreement with respect to such alternative transaction within six months after the date of termination; (ii) $86,275,200 if SYNNEX consummates or enters into a definitive agreement with respect to such alternative transaction between six and nine months after the date of termination; or (iii) $40,867,200 if SYNNEX consummates or enters into a definitive agreement with respect to such alternative transaction between nine and 12 months after the date of termination.

If the Merger Agreement is terminated by either party after a meeting of SYNNEX’ stockholders in which SYNNEX Stockholder Approval was not obtained, SYNNEX shall be obligated to pay the Company a fee equal to the reasonable fees, costs and other expenses directly related to the Mergers incurred by the Company or its affiliates.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential Disclosure Schedules provided by each party in connection with the signing of the Merger Agreement. These confidential Disclosure Schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in parties’ public disclosures. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the parties.

Commitment Letter

In connection with the Merger Agreement, SYNNEX entered into a debt commitment letter (the “Commitment Letter”), dated as of March 22, 2021, with Citigroup Global Markets Inc. (“Citi”), pursuant to which Citi has committed to provide (i) a $4.0 billion 364-day senior unsecured term bridge facility and (ii) a $3.5 billion 364-day senior unsecured revolving credit facility, each subject to the satisfaction of certain customary closing conditions including the consummation of the proposed Mergers (the “Bridge Facility”). The Bridge Facility is available to (i) pay for a portion of the Merger Consideration, (ii) directly or indirectly pay, repay, repurchase, or settle, as applicable, certain existing indebtedness of SYNNEX and its subsidiaries and the Company and its subsidiaries, and (iii) to pay the costs and expenses related to the Mergers, the Bridge Facility and the transactions being entered into or otherwise contemplated in connection therewith.

If SYNNEX utilizes the Bridge Facility, amounts drawn thereunder will bear interest at an annual rate equal to LIBOR plus a margin which may initially range from 1.125% to 1.750%, depending on SYNNEX’ debt rating, which margin will be increased by 0.25% for each 90 days that elapse after the closing of the Bridge Facility. SYNNEX will pay commitment fees on the undrawn amount of this commitment ranging from 0.125% to 0.300% based upon SYNNEX’ debt rating.

Under the terms of the Commitment Letter, Citi will act as sole lead arranger and sole lead bookrunner in connection with the Bridge Facility. SYNNEX will pay certain customary fees and expenses in connection with obtaining the Bridge Facility.

The foregoing description of the Commitment Letter is qualified in its entirety by reference to the full text of the Commitment Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure provided pursuant to Item 1.01 under “Merger Consideration” is incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the closing of the Mergers, and expressly conditioned thereupon, it is intended that Mr. Dennis Polk shall resign as Chief Executive Officer of SYNNEX and shall be appointed as the Executive Chairman of the board of directors of SYNNEX. Effective as of the closing of the Mergers, and expressly conditioned thereupon, it is intended that Mr. Richard Hume shall be appointed as the Chief Executive Officer of SYNNEX and a member of the board of directors of SYNNEX, in each case, unless he is then unable or unwilling to serve in such capacity and until his successor is duly elected and qualified.

Mr. Hume, age 61, has served as Chief Executive Officer and as a director of Tech Data Corporation since June 2018, and prior to that served as its Executive Vice President, Chief Operating Officer from March 2016. Prior to joining Tech Data Corporation, Mr. Hume was with IBM for more than 30 years, most recently serving as General Manager and COO, Global Technology Services. Mr. Hume holds a bachelor’s degree in Accounting from the Pennsylvania State University.

In connection with Mr. Hume’s appointment, SYNNEX expects to enter into its standard form of indemnification agreement with Mr. Hume. A form of the indemnification agreement was previously filed by SYNNEX as Exhibit 10.6 to SYNNEX’ Registration Statement on Form S-1 filed with the SEC on September 5, 2003.

There are no arrangements or understandings between Mr. Hume and any other persons pursuant to which he was selected to serve as Chief Executive Officer of SYNNEX, contingent on and effective at the closing of the Mergers, other than as set forth in the merger agreement. There are no family relationships between Mr. Hume and any previous or current officers or directors of SYNNEX, and there are no related party transactions reportable under Item 404(a) of Regulation S-K.

The disclosure provided pursuant to Item 1.01 under “Governance” is incorporated by reference into this Item 5.02.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the execution of the Merger Agreement, on March 22, 2021, the board of directors of SYNNEX approved and adopted a First Amendment to the Amended and Restated Bylaws which requires that, unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or agent of the corporation to the corporation or the corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or the bylaws or the certificate of incorporation of the corporation, or (iv) any action asserting a claim governed by the internal affairs doctrine or asserting an “internal corporate claim” (any action, proceeding or claim described in clauses (i) through (iv), a “Covered Action”) shall, to the fullest extent permitted by law, be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

The First Amendment to the Amended and Restated Bylaws also requires that if any Covered Action is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provisions of the bylaws.

The foregoing description of the First Amendment to the Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the First Amendment to the Amended and Restated Bylaws, a copy of which is attached as Exhibit 3(ii).1 to this report and incorporated herein by reference.

Item 8.01.	Other Events.

Voting Agreement

Concurrently with the execution of the Merger Agreement, SYNNEX and the Company entered into a voting agreement (the “Voting Agreement”) with Silver Star Developments Ltd. and Peer Developments Ltd. (collectively, the “SYNNEX Stockholders”). The SYNNEX Stock beneficially owned by the SYNNEX Stockholders subject to the Voting Agreement (“Voting Agreement Shares”) constituted approximately 17% of the total issued and outstanding shares of SYNNEX Stock as of March 22, 2021. Pursuant to the Voting Agreement, the SYNNEX Stockholders have agreed to vote, or cause the holder of record to vote, in favor of the approval of the Share Issuance, the Authorized Share Charter Amendment, and the Corporate Opportunity Charter Amendment.

Further, the SYNNEX Stockholders have agreed to vote against (i) any action or proposal in favor of an alternative transaction, (ii) any action or proposal that would reasonably be expected to result in any of SYNNEX’ closing conditions under the Merger Agreement not being fulfilled, and (iii) any action or proposal that is intended to or would reasonably be expected to impede, interfere with or materially and adversely affect the consummation of the closing under the Merger Agreement.

The SYNNEX Stockholders also agreed under the Voting Agreement, not to, among other things, sell, transfer, assign, pledge, give, tender in any tender or exchange offer or similarly dispose of any Voting Agreement Shares, subject to certain exceptions. The Voting Agreement will terminate upon the earliest of (i) the termination of the Merger Agreement, (ii) the time at which the Initial Merger has become effective and (iii) the day after the conclusion of the special meeting of the stockholders of SYNNEX called to vote on the Share Issuance, the Authorized Share Charter Amendment, and the Corporate Opportunity Charter Amendment.

The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Distribution of Certain Materials

On March 22, 2021, SYNNEX distributed the following materials, copies of which are attached hereto as Exhibits 99.2 through 99.6 and are incorporated herein by reference:

•	Conference Call Script (Exhibit 99.2)

•	Associate FAQs (Exhibit 99.3)

•	Customer Letter (Exhibit 99.4)

•	Partner Letter (Exhibit 99.5)

•	Investor Presentation (Exhibit 99.6)

Press Release

On March 22, 2021, SYNNEX issued a press release announcing the execution of the Merger Agreement. A copy of the press release is filed as Exhibit 99.7 hereto and is incorporated herein by reference.

About SYNNEX Corporation

SYNNEX Corporation (NYSE: SNX) is a Fortune 200 corporation and a leading provider of a comprehensive range of distribution, systems design and integration services for the technology industry to a wide range of enterprises. Founded in 1980, SYNNEX Corporation operates in numerous countries throughout North and South America, Asia-Pacific and Europe. Additional information about SYNNEX may be found online at synnex.com.

About Tiger Parent (AP) Corporation and Tech Data Corporation

Tiger Parent (AP) Corporation is the holding parent corporation of Tech Data Corporation, a Florida corporation (“Tech Data”). Tech Data connects the world with the power of technology. Its end-to-end portfolio of products, services and solutions, highly specialized skills, and expertise in next-generation technologies enable channel partners to bring to market the products and solutions the world needs to connect, grow and advance. Tech Data is ranked No. 90 on the Fortune 500® and has been named one of Fortune’s World’s Most Admired Companies for 11 straight years. To find out more, visit www.techdata.com or follow the company on Twitter, LinkedIn, Facebook and Instagram.

Additional Information and Where to Find It

In connection with the proposed transaction between SYNNEX and the Company, the parent corporation of Tech Data, SYNNEX plans to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, SYNNEX will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT SYNNEX WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by SYNNEX with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov).

Participants in the Solicitation

SYNNEX and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from SYNNEX’ stockholders in connection with the transaction. Information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. You may obtain information about SYNNEX’ executive officers and directors in SYNNEX’ definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on February 10, 2021. To the extent holdings of such participants in SYNNEX’ securities are not reported, or have changed since the amounts described in the proxy statement for the 2021 annual meeting of stockholders, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and SYNNEX’ website at http://ir.synnex.com.

Forward-Looking Statements

DISCLOSURE NOTICE: This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, related to SYNNEX and the proposed acquisition of the Company, the parent entity of Tech Data by SYNNEX. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of SYNNEX or the combined company. These forward-looking statements may be identified by terms such as “anticipate”, “believe”, “foresee”, “expect”, “intend”, “plan”, “may”, “will”, “could” and “should” and the negative of these terms or other similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, including future financial and operating results, plans, objectives, expectations and intentions; the anticipated timing of closing of the acquisition; and the methods SYNNEX will use to finance the cash portion of the transaction. In addition, all statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed transactions to customers, vendors, employees, stockholders and other constituents of the combined company, integrating the companies, synergies, expanded global footprint, operating improvements, financial strength and investment power, expanded offerings, capital structure, dividends, support from customers and vendors, cost benefits and purchasing efficiencies, post-closing growth expectations and the expected timetable for completing the proposed transaction — are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory and stockholder approval) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business, contractual and operational relationships; the unfavorable outcome of any legal proceedings that have been or may be instituted against SYNNEX, Tech Data, the Company or the combined company; failure to protect proprietary or personally identifiable data against unauthorized access or unintended release; the ability to retain key personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the capital stock of SYNNEX, and on SYNNEX’ and Tech Data’s operating results; significant transaction costs, fees, expenses and charges; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; the financing of the transaction; other business effects, including the effects of industry, market, economic, political, regulatory or world health conditions (including new or ongoing effects of the COVID-19 pandemic); future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.

A further description of risks and uncertainties relating to SYNNEX can be found in its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov.

SYNNEX does not assume any obligation to update the forward-looking statements contained in this document as the result of new information or future events or developments.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 22, 2021, by and among SYNNEX, Spire Sub I, Inc., Spire Sub II, LLC, and Tiger Parent (AP) Corporation*

3(ii).1	First Amendment to the Amended and Restated Bylaws

10.1	Bridge Commitment Letter, dated as of March 22, 2021, by and among SYNNEX and Citigroup Global Markets Inc.

99.1	Voting Agreement, dated as of March 22, 2021, by and among SYNNEX, Tiger Parent (AP) Corporation, and certain stockholders of SYNNEX

99.2	Conference Call Script, dated March 22, 2021

99.3	Associate FAQs

99.4	Customer Letter

99.5	Partner Letter

99.6	Investor Presentation

99.7	Press Release issued by SYNNEX dated March 22, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. SYNNEX hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to such agreement to the U.S. Securities and Exchange Commission upon request; provided, however, that SYNNEX may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2021	SYNNEX CORPORATION

	By:	/s/ Simon Y. Leung
Simon Y. Leung Senior Vice President, General Counsel and Corporate Secretary